Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF NEW YORK GLOBAL INNOVATIONS INC.

The undersigned, for the purposes of amending the Certificate of Incorporation of New York Global Innovations Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted, in accordance with Section 141(f) of the DCGL by unanimous written consent of the Board on November 2, 2016, a resolution proposing and declaring advisable the following amendment to restate Article FIRST of the Certificate of Incorporation of said Corporation:

“FIRST: The name of the Corporation is Artemis Therapeutics, Inc.”

SECOND: The Board of Directors of the Corporation (the “Board”) duly adopted, in accordance with Section 141(f) of the DCGL by unanimous written consent of the Board on November 2, 2016, a resolution proposing and declaring advisable the following amendment to restate Article FOURTH of the Certificate of Incorporation of said Corporation:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 51,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and is 200,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise required by law or this Certificate of Incorporation of the Corporation, each holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder with respect to all matters on which holders of Common Stock are entitled to vote. Subject to the Delaware General Corporation Law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion shall determine. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. Upon the effectiveness of the amendment to the certificate of incorporation containing this sentence (the “Split Effective Time”), each share of Common Stock issued and outstanding immediately prior to the date and time of the filing hereof with the Secretary of State of Delaware shall be automatically changed and reclassified into a smaller number of shares such that each fifty (50) shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive a full share of Common Stock upon the surrender of such stockholders' old stock certificate. No stockholders will receive cash in lieu of fractional shares.”

THIRD: The holders of a majority of the issued and outstanding voting stock of the Corporation have approved the amendment to ARTICLE FOURTH by majority written consent in accordance with Section 228 of the DGCL.

FOURTH: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FIFTH: The aforesaid amendment shall be effective as of 9:00 A.M. Eastern Time on December 20, 2016.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 16th day of December 2016.

NEW YORK GLOBAL INNOVATIONS INC.

By:	/s/ Chanan Morris
Name: Chanan Morris
Title: Chief Financial Officer